UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	Ramius Archview Event Credit Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

599 Lexington Avenue, 19th Floor

New York, NY 10022

Telephone Number:	(877) 672-6487

Name and Address of Agent for Service of Process:

Michael Benwitt

Ramius Advisors, LLC

599 Lexington Avenue, 19th Floor

New York, NY 10022

With Copies to:

Richard Horowitz, Esq.

Mathew K. Kerfoot, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [  ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in New York, New York, on the 13th day of May, 2015.

Ramius Archview Event Credit Fund

By: /s/ Michael Benwitt

Michael Benwitt

Trustee

Attest:

/s/ Michael Baxter

Michael Baxter

Witness